Exhibit 99.1

FOR IMMEDIATE RELEASE

Stifel Financial Corp. Announces Record Results

Record Quarterly Results:
• Net Income of $24.7 million, up 54%.
• Net Revenues of $319.5 million, up 38%.
• Diluted Earnings Per Share of $0.71, up 34%.
Record Year-to-Date Results:
• Net Income of $75.8 million, up 37%.
• Net Revenues of $1,090.6 million, up 25%.
• Diluted Earnings Per Share of $2.35, up 19%.

St. Louis, Missouri - February 9, 2010 - Stifel Financial Corp. (NYSE: "SF") today announced unaudited record quarterly net income of $24.7 million, or $0.71 per diluted share, on record net revenues of $319.5 million for the fourth quarter ended December 31, 2009, compared to $16.0 million, or $0.53 per diluted share, on net revenues of $231.0 million reported for the same period last year.  For the year ended December 31, 2009, we posted record net income of $75.8 million, or $2.35 per diluted share, on record net revenues of $1,090.6 million, compared with $55.5 million, or $1.98 per diluted share, on net revenues of $870.3 million, in the prior year period.

The three and twelve month periods ended December 31, 2008 include acquisition-related charges, primarily compensation, of $4.0 million, or $0.13 per diluted share, and $15.9 million, or $0.56 per diluted share, respectively.  Our 2009 year-to-date effective tax rate is reduced due to the recognition of a tax benefit related to an investment and jobs creation tax credit in the third quarter of 2009.

At December 31, 2009, our stockholders' equity was $873.4 million, resulting in book value per share of $28.86. During the year ended December 31, 2009, we completed two public offerings of our $0.15 par value common stock totaling 2,725,000 shares for total net proceeds of $135.6 million.

Chairman's Comments

Chairman and Chief Executive Officer Ronald J. Kruszewski commented, "In a year of change for our Firm and the entire financial services industry, our associates delivered significantly improved financial performance, which is evident by our achievement of the fourteenth consecutive year of record net revenues and exceeding $1 billion in net revenues for the first time in our history. This was accomplished while also making substantial progress in the implementation of new platforms and capabilities that will direct our business in the years ahead. While economic conditions remain fragile and unpredictable, we are confident the steps we have taken this year will ensure that we remain well-positioned to serve our clients, seize new opportunities in the marketplace, and continue to grow our market share in the years ahead."

Stifel Financial Corp.
Summary Results of Operations (Unaudited)
(in thousands, except per share amounts)
	Three Months Ended					Year Ended
	12/31/09	12/31/08	Change	9/30/09	Change	12/31/09	12/31/08	Change
Results of operations data:
Total revenues	$323,399	$233,756	38.3%	$292,589	10.5%	$1,102,870	$888,847	24.1%
Net revenues	$319,467	$230,986	38.3%	$289,683	10.3%	$1,090,636	$870,337	25.3%
Net income	$24,668	$16,046	53.7%	$22,138	11.4%	$75,798	$55,502	36.6%
Earnings per share:
Basic	$0.82	$0.62	32.3%	$0.77	6.5%	$2.68	$2.31	16.0%
Diluted	$0.71	$0.53	34.0%	$0.67	6.0%	$2.35	$1.98	18.7%
Weighted average shares outstanding:
Basic	30,209	25,706	17.5%	28,708	5.2%	28,297	24,069	17.6%
Diluted	34,706	30,215	14.9%	32,817	5.8%	32,294	28,073	15.0%

Stifel Financial Corp.
Summary Results of Operations (Unaudited)
(in thousands, except per share amounts)
	Three Months Ended					Year Ended
	12/31/09	12/31/08	Change	9/30/09	Change	12/31/09	12/31/08	Change
Revenues:
Principal transactions	$116,410	$92,492	25.9%	$123,238	(5.5)%	$458,188	$293,285	56.2%
Commissions	99,285	83,599	18.8	90,905	9.2	345,520	341,090	1.3
Investment banking	50,545	15,775	220.4	35,056	44.2	125,807	83,710	50.3
Asset management and service fees	37,732	29,346	28.6	25,498	48.0	112,706	119,926	(6.0)
Other income	4,349	1,571	176.9	6,586	(34.0)	13,789	688	*
Operating revenues	308,321	222,783	38.4	281,283	9.6	1,056,010	838,699	25.9
Interest revenue	15,078	10,973	37.4	11,306	33.4	46,860	50,148	(6.6)
Total revenues	323,399	233,756	38.3	292,589	10.5	1,102,870	888,847	24.1
Interest expense	3,932	2,770	42.0	2,906	35.3	12,234	18,510	(33.9)
Net revenues	319,467	230,986	38.3	289,683	10.3	1,090,636	870,337	25.3
Non-interest expenses:
Compensation and benefits	201,263	141,750	42.0	193,131	4.2	718,115	582,778	23.2
Occupancy and equipment rental	26,430	18,972	39.3	24,730	6.9	89,741	67,984	32.0
Communications and office supplies	15,342	12,734	20.5	14,429	6.3	54,745	45,621	20.0
Commission and floor brokerage	6,249	4,972	25.7	6,486	(3.7)	23,416	13,287	76.2
Other non-interest expenses	28,869	25,958	11.2	20,071	43.8	84,205	68,898	22.2
Total non-interest expenses	278,153	204,386	36.1	258,847	7.5	970,222	778,568	24.6
Income before income taxes	41,314	26,600	55.3	30,836	34.0	120,414	91,769	31.2
Provision for income taxes	16,646	10,554	57.7	8,698	91.4	44,616	36,267	23.0
Net income	$24,668	$16,046	53.7%	$22,138	11.4%	$75,798	$55,502	36.6%

Earnings per share:
Basic	$0.82	$0.62	32.3%	$0.77	6.5%	$2.68	$2.31	16.0%
Diluted	$0.71	$0.53	34.0%	$0.67	6.0%	$2.35	$1.98	18.7%

Weighted average number of common shares outstanding:
Basic	30,209	25,706	17.5%	28,708	5.2%	28,297	24,069	17.6%
Diluted	34,706	30,215	14.9%	32,817	5.8%	32,294	28,073	15.0%

* Percentage is not meaningful.

Stifel Financial Corp.
(in thousands, except per share, employee and location amounts)
	December 31, 2009	December 31, 2008	Change	September 30, 2009	Change
Statistical Information:
Book value per share	$28.86	$22.68	27.2%	$27.63	4.4%
Financial advisors	1,885	1,315	43.3%	1,823	3.4%
Full-time associates	4,434	3,371	31.5%	4,289	3.4%
Locations	294	225	30.7%	281	4.6%
Total client assets	$91,342,000	$51,828,000	76.2%	$83,501,000	9.4%

Review of Business Highlights

Fourth Quarter Highlights

For the three months ended December 31, 2009, we posted record net revenues of $319.5 million, a 38% increase over the fourth quarter of 2008 and a 10% increase over the third quarter of 2009. Our revenue growth was primarily derived from increased investment banking, principal transactions, commissions and asset management and service fees. Net income of $24.7 million, or $0.71 per diluted share, increased 54% over the fourth quarter of 2008 and increased 11% over the third quarter of 2009.

Revenues

  Principal transactions revenue of $116.4 million increased 26% over the fourth quarter of 2008 and decreased 6% from the third quarter of 2009. Principal transactions increased in the Global Wealth Management ("GWM") and Capital Markets ("CM") segments, primarily in over-the-counter equity, corporate and municipal debt and market making.

  Commission revenue of $99.3 million increased 19% over the fourth quarter of 2008 and increased 9% over the third quarter of 2009.

  Investment banking revenue increased $34.8 million from the fourth quarter of 2008 to $50.5 million and increased 44% over the third quarter of 2009. Capital raising revenues increased $25.2 million to $34.5 million as compared to the fourth quarter of 2008 and increased 55% from the third quarter of 2009. Strategic advisory fees increased $9.5 million to $16.0 million as compared to the fourth quarter of 2008 and increased 26% from the third quarter of 2009.

  Asset management and service fees revenue increased 29% from the fourth quarter of 2008 to $37.7 million and increased 48% from the third quarter of 2009, primarily as a result of an increase in the number of managed accounts and the value of assets in fee based client accounts.

  Net interest of $11.1 million increased 36% from the fourth quarter of 2008 and increased 33% from the third quarter of 2009.

Non-interest expenses

  Compensation and benefits expense increased 42% to $201.3 million from the fourth quarter of 2008 and increased 4% over the third quarter of 2009, primarily due to increased production and headcount associated with the expansion of our GWM and CM segments. For the three months ended December 31, 2009, compensation and benefits expense includes transition pay of $15.4 million, or 5% of net revenues, which primarily consist of upfront notes, signing bonuses and retention awards in connection with our continuing expansion efforts, compared to $8.8 million, or 4% of net revenues, for the comparable period in 2008 and $14.8 million, or 5% of net revenues, for the third quarter of 2009.

  Non-compensation operating expenses increased 23% to $76.9 million from the fourth quarter of 2008, and increased 17% from the third quarter of 2009 primarily due to the aforementioned expansion of our GWM and CM segments.

Provision for income taxes

  Provision for income taxes was $16.6 million, representing an effective tax rate of 40%, compared to $10.6 million for the comparable period in 2008, representing an effective tax rate of 40%.

YTD Highlights

For the year ended December 31, 2009, we posted record net revenues of $1,090.6 million, a 25% increase over the comparable period in 2008, which represents our fourteenth consecutive year of annual increases. Our revenue growth was primarily derived from increased principal transactions and investment banking offset by a decline in asset management and service fees. For the year ended December 31, 2009, we posted record net income of $75.8 million, or $2.35 per diluted share, a 37% increase over the comparable period in 2008.

Revenues

  Principal transactions revenue for the year ended December 31, 2009 increased 56% to $458.2 million from the comparable period in 2008. Principal transactions increased in the GWM and CM segments, primarily in over-the-counter equity, corporate, municipal debt and mortgage-backed bonds.

  Commission revenue of $345.5 million for the year ended December 31, 2009 increased 1% from the comparable period in 2008.

  Investment banking revenue for the year ended December 31, 2009 increased 50% to $125.8 million from the comparable period in 2008. For the year ended December 31, 2009, capital raising revenues increased 69% to $76.6 million while strategic advisory fees increased 28% to $49.2 million as compared to the prior year.

  Asset management and service fees revenue for the year ended December 31, 2009 decreased 6% to $112.7 million from the comparable period in 2008.

  Net interest for the year ended December 31, 2009 increased 9% to $34.6 million from the comparable period in 2008.

Non-interest expenses

  For the year ended December 31, 2009, compensation and benefits expense increased 23% to $718.1 million from the comparable period in 2008, primarily due to increased production and headcount associated with the expansion of our GWM and CM segments during 2009. For the year ended December 31, 2009, compensation and benefits expense includes $56.2 million, or 5% of net revenues, of transition pay compared to $34.3 million, or 4% of net revenues, for the comparable period in 2008.

  Non-compensation operating expenses for the year ended December 31, 2009 increased 29% to $252.1 million from the comparable period in 2008, primarily due to the aforementioned expansion of our GWM and CM segments during 2009.

Provision for income taxes

  Provision for income taxes was $44.6 million, representing an effective tax rate of 37%, compared to $36.3 million for the comparable period in 2008, representing an effective tax rate of 40%. Our current year effective tax rate was reduced due to the recognition of a tax benefit related to an investment and jobs creation tax credit in the third quarter of 2009.

Business Segment Results

Summary Segment Results (Unaudited)
(in thousands)
	Three Months Ended					Year Ended
	12/31/09	12/31/08	Change	9/30/09	Change	12/31/09	12/31/08	Change
Net revenues:
Global Wealth Management	$184,704	$112,683	63.9%	$157,145	17.5%	$591,323	$471,005	25.5%
Capital Markets	133,305	113,178	17.8	130,179	2.4	494,092	390,726	26.5
Other	1,458	5,125	(71.5)	2,359	(38.2)	5,221	8,606	(39.3)
Net revenues	$319,467	230,986	38.3%	$289,683	10.3%	$1,090,636	$870,337	25.3%
Operating contribution:
Global Wealth Management	$32,967	18,372	79.4%	$27,540	19.7%	$100,048	$98,097	2.0%
Capital Markets	37,816	30,893	22.4	33,433	13.1	129,133	91,892	40.5
Other	(29,469)	(22,665)	30.0	(30,137)	(2.2)	(108,767)	(98,220)	10.7
Income before income taxes	$41,314	$26,600	55.3%	$30,836	34.0%	$120,414	$91,769	31.2%

Global Wealth Management Segment

Fourth Quarter Highlights

  Net revenues of $184.7 million, a 64% increase over the fourth quarter of 2008 and an 18% increase over the third quarter of 2009. Our Global Wealth Management segment consists of the Private Client Group ("PCG") and Stifel Bank & Trust ("Stifel Bank") reporting units. PCG had net revenues of $177.0 million, a 59% increase over the fourth quarter of 2008 and a 16% increase over the third quarter of 2009. Stifel Bank had net revenues of $7.7 million, a $6.6 million increase over the fourth quarter of 2008 and a 56% increase over the third quarter of 2009.

  Commission revenue increased 69% over the fourth quarter of 2008 and increased 20% over the third quarter of 2009.

  Principal transactions revenue increased 60% over the fourth quarter of 2008 and increased 2% over the third quarter of 2009.

  Asset management and service fees revenue increased 30% over the fourth quarter of 2008 and increased 48% over the third quarter of 2009.

  Investment banking revenues, which represents sales commissions on investment banking underwritings, increased $3.9 million from the fourth quarter of 2008 and increased 34% over the third quarter of 2009.

  For the three months ended December 31, 2009, compensation and benefits expense was 63% of net revenues compared to 63% for the fourth quarter of 2008 and 62% for the third quarter of 2009.

  Income before income taxes of $33.0 million increased 79% over the fourth quarter of 2008 and increased 20% over the third quarter of 2009.

  During the fourth quarter of 2009, we entered into an agreement providing for the sale of Stifel Bank's branch office. The transaction, which is subject to regulatory approvals and certain closing conditions, is expected to be completed during the first quarter of 2010.

YTD Highlights

  Net revenues of $591.3 million for the year ended December 31, 2009, a 26% increase over the comparable period in 2008. PCG and Stifel Bank had net revenues of $570.9 million and $20.4 million, respectively, for the year ended December 31, 2009, a 24% and 113% increase, respectively, over the comparable period in 2008.

  Commission revenue and principal transactions revenue for the year ended December 31, 2009 increased 22% and 56%, respectively, over the comparable period in 2008.

  Investment banking revenue, which represents sales commissions on investment banking underwritings, decreased 4% from the comparable period in 2008.

  Asset management and service fees revenue decreased 6% from the comparable period in 2008.

  For the year ended December 31, 2009, compensation and benefits expense was 63% of net revenues compared to 61% for the comparable period in 2008.

  For the year ended December 31, 2009, income before income taxes increased 2% to $100.0 million from $98.1 million for the comparable period in 2008.

  We successfully completed the integrations of the UBS and Butler Wick PCG offices during 2009. We completed the UBS acquisition during the fourth quarter of 2009 and acquired Butler Wick on December 31, 2008.

  We added 99 PCG offices and 645 Financial Advisors, including 56 offices and 321 Financial Advisors from UBS and 17 offices and 67 Financial Advisors from Butler Wick, during 2009 as part of our ongoing footprint expansion efforts.

  Stifel Bank's investment portfolio increased $528.1 million over the fourth quarter of 2008 primarily due to purchases of agency mortgage-backed securities, as we continued to expand our investment strategy at Stifel Bank during 2009.

  Stifel Bank's retained loan portfolio increased 80% over the fourth quarter of 2008, driven by the addition of stock-secured loans acquired in the UBS transaction.

  Bank deposits increased 268% over the fourth quarter of 2008, driven by the addition of customer deposits acquired in the UBS transaction.

Global Wealth Management Results and Statistical Information (Unaudited)
(in thousands)
	Three Months Ended					Year Ended
	12/31/09	12/31/08	Change	9/30/09	Change	12/31/09	12/31/08	Change
Revenues:
Commissions	$75,584	$44,682	69.2%	$63,161	19.7%	$234,052	$191,542	22.2%
Principal transactions	54,136	33,914	59.6	53,052	2.0	194,384	124,577	56.0
Asset management and service fees	37,477	28,848	29.9	25,406	47.5	112,166	119,047	(5.8)
Net interest	9,065	5,688	59.3	7,186	26.1	27,189	21,498	26.5
Investment banking	5,730	1,825	214.0	4,263	34.4	14,906	15,515	(3.9)
Other income/(loss)	2,712	(2,274)	*	4,077	(33.5)	8,626	(1,174)	*
Net revenues	184,704	112,683	63.9	157,145	17.5	591,323	471,005	25.5
Non-interest expenses:
Compensation and benefits	116,988	70,546	65.8	96,711	21.0	370,157	289,207	28.0
Other non-interest expenses	34,749	23,765	46.2	32,894	5.6	121,118	83,701	44.7
Total non-interest expenses	151,737	94,311	60.9	129,605	17.1	491,275	372,908	31.7
Income before income taxes	$32,967	$18,372	79.4%	$27,540	19.7%	$100,048	$98,097	2.0%

As a percentage of net revenues:
Compensation and benefits	63.3%	62.6%		61.5%		62.6%	61.4%
Other non-interest expenses	18.9%	21.1%		21.0%		20.5%	17.8%
Net margin	17.8%	16.3%		17.5%		16.9%	20.8%

* Percentage is not meaningful.

Stifel Bank & Trust
(in thousands)
	December 31, 2009	September 30, 2009	Change	December 31, 2008	Change
Other information:
Assets	$1,142,008	$965,569	18.3%	$333,784	242.1%
Investment securities	$578,488	$300,623	92.4%	$50,397	* %
Retained loans, net	$333,547	$325,443	2.5%	$185,147	80.2%
Loans held for sale, net (1)	$91,117	$30,947	194.4%	$31,246	191.6%
Deposits (2)	$1,047,211	$875,028	19.7%	$284,798	267.7%
Allowance as a percentage of loans (3)	0.51%	0.76%		1.23%
Non-performing loans as a percentage of assets	0.12%	0.18%		0.17%

* Percentage not meaningful.
(1) Includes loans of $33.1 million held for sale as part of the branch sale.
(2) Includes deposits of $20.8 million held for sale as par to the branch sale.
(3) Excluding acquired loans of $171.0 million and $140.0 million, the allowance as a percentage of gross loans totaled 0.99% and 1.25% as of December 31, 2009 and September 30, 2009, respectively.

Capital Markets Segment

Fourth Quarter Highlights

  Net revenues of $133.3 million, an 18% increase over the fourth quarter of 2008 and a 2% increase over the third quarter of 2009. Our Capital Markets segment consists of our Equity Capital Markets ("ECM") and Fixed Income Capital Markets ("FICM") reporting units.

  Institutional brokerage revenues were $86.0 million, a 12% decrease from the fourth quarter of 2008 and the third quarter of 2009, respectively. ECM institutional brokerage revenues were $38.7 million, a 13% decrease from the fourth quarter of 2008 and a 3% decrease from the third quarter of 2009. FICM institutional brokerage revenues were $47.3 million, an 11% decrease from the fourth quarter of 2008 and a 19% decrease from the third quarter 2009.

  Investment banking revenues were $44.8 million, a $30.9 million increase over the fourth quarter of 2008 and a 46% increase over the third quarter of 2009. ECM investment banking revenues were $38.6 million, a $28.4 million increase over the fourth quarter of 2008 and a 57% increase over the third quarter of 2009. FICM investment banking revenues were $6.2 million, a 65% increase over the fourth quarter of 2008 and a 1% increase from the third quarter of 2009.

    Capital raising revenues were $28.8 million, a $21.3 million increase over the fourth quarter of 2008 and a 59% increase over the third quarter of 2009. ECM capital raising revenues were $23.2 million, an $18.1 million increase over the fourth quarter of 2008 and a 76% increase over the third quarter of 2009. FICM capital raising revenues were $5.6 million, a $3.3 million increase over the fourth quarter of 2008 and a 14% increase over the third quarter of 2009.

    Advisory fees were $16.0 million, a $9.5 million increase from the fourth quarter of 2008 and a 26% increase over the third quarter of 2009. ECM advisory fees were $15.3 million, a $10.3 million increase over the fourth quarter of 2008 and a 35% increase over the third quarter of 2009. FICM advisory fees were $0.7 million, a 53% decrease from the fourth quarter of 2008 and a 48% decrease from the third quarter of 2009.

  For the three months ended December 31, 2009, compensation and benefits expense was 55% of net revenues compared to 55% for the fourth quarter of 2008 and 60% for the third quarter of 2009.

  For the three months ended December 31, 2009, income before income taxes increased 22% over the fourth quarter of 2008 to $37.8 million and increased 13% over the third quarter of 2009.

  Net margins for the three months ended December 31, 2009 were 28% compared to 27% for the fourth quarter of 2008 and 26% in the third quarter 2009.

YTD Highlights

  Net revenues of $494.1 million for the year ended December 31, 2009, a 27% increase over the comparable period in 2008.

  Institutional brokerage revenues were $375.3 million, an 18% increase over the comparable period in 2008. ECM and FICM institutional brokerage revenues were $153.3 million and $222.0 million, a 4% decrease and 40% increase, respectively, over the comparable period in 2008.

  Investment banking revenues were $110.9 million, a 63% increase over the comparable period in 2008. ECM and FICM investment banking revenues were $90.7 million and $20.2 million, a 66% and 48% increase, respectively, over the comparable period in 2008.

    Capital raising revenues were $61.7 million, a 108% increase over the comparable period in 2008. ECM and FICM capital raising revenues were $44.6 million and $17.1 million, a 104% and 118% increase, respectively, over the comparable period in 2008.

    Advisory fees were $49.2 million, a 28% increase over the comparable period in 2008. ECM and FICM advisory fees were $46.0 million and $3.2 million, a 41% increase and a 45% decrease, respectively, over the comparable period in 2008.

  For the year ended December 31, 2009, compensation and benefits expense was 58% of net revenues compared to 60% for the comparable period in 2008.

  For the year ended December 31, 2009, income before income taxes increased 41% over the comparable period in 2008 to $129.1 million.

  Net margins for the year ended December 31, 2009 were 26% compared to 24% for the comparable period in 2008.

  We added 34 and 29 revenue producers in our ECM and FICM reporting units, respectively, during 2009.

Capital Markets Results and Statistical Information (Unaudited)
(in thousands)
Three Months Ended						Year Ended
12/31/09		12/31/08	Change	9/30/09	Change	12/31/09	12/31/08	Change
Revenues:
Principal transactions	$62,275	$58,577	6.3%	$70,186	(10.5)%	$263,804	$168,706	56.4%
Commissions	23,701	38,917	(39.1)	27,743	(14.6)	111,469	149,548	(25.5)
Capital raising	28,768	7,433	287.0	18,070	59.2	61,657	29,690	107.7
Advisory fees	16,047	6,518	146.2	12,724	26.1	49,244	38,506	27.9
Investment banking	44,815	13,951	221.3	30,794	45.5	110,901	68,196	62.6
Other income *	2,514	1,733	45.1	1,456	72.7	7,918	4,276	85.2
Net revenues	133,305	113,178	17.8	130,179	2.4	494,092	390,726	26.5
Non-interest expenses:
Compensation and benefits	73,584	61,804	19.1	77,483	(5.0)	287,835	233,679	23.2
Other non-interest expenses	21,905	20,481	7.0	19,263	13.7	77,124	65,155	18.4
Total non-interest expenses	95,489	82,285	16.0	96,746	(1.3)	364,959	298,834	22.1
Income before income taxes	$37,816	$30,893	22.4%	$33,433	13.1%	$129,133	$91,892	40.5%

As a percentage of net revenues:
Compensation and benefits	55.2%	54.6%		59.5%		58.3%	59.8%
Other non-interest expenses	16.4%	18.1%		14.8%		15.6%	16.7%
Net margin	28.4%	27.3%		25.7%		26.1%	23.5%

* Includes net interest and other income.

Statement of Financial Condition Highlights (Unaudited)

Total assets increased 103% to $3.2 billion at December 31, 2009 from $1.6 billion at December 31, 2008. The increase is primarily attributable to increased receivables, including the Reg T loans added as part of the UBS transaction, trading inventory, financial instruments, bank loans, including the stock-secured loans added as part of the UBS transaction, loans and advances to financial advisors and the recognition of goodwill and intangible assets associated with our acquisition of UBS, which was completed in the fourth quarter of 2009. Our broker-dealer subsidiary's gross assets and liabilities, including trading inventory, stock loan/borrow, receivables and payables from/to brokers, dealers and clearing organizations and clients, fluctuate with our business levels and overall market conditions. The increase in assets is primarily attributable to the growth of our company, both organically and through the acquisition of UBS. Total stockholders' equity increased $280.3 million, or 47%, to $873.4 million at December 31, 2009, principally due to proceeds from our two equity offerings, net income, and amortization of stock-based awards.

At December 31, 2009, we reported total securities owned and investments at fair value of $1.1 billion, which included securities categorized as level III of $65.4 million. Our level III assets include auction rate securities, of which the auctions have failed, with a fair value of $56.0 million at December 31, 2009.

Conference Call Information

Stifel Financial Corp. will hold a conference call Tuesday, February 9, 2010, at 5:00 p.m. Eastern. This call will be Web cast and slides can be accessed on the Investor Relations portion of the Stifel Financial Corp. website at www.stifel.com, as well as on all sites within Thomson/CCBN's Investor Distribution Network. Questions may be posed to management by participants on the call, and in response, the company may disclose additional material information. To participate in the question and answer portion on the call, please dial 866-612-8471 and request the Stifel Financial Corp. earnings call.  The subjects to be covered may also contain forward-looking information.

Company Information

Stifel Financial Corp. operates 296 offices in 42 states and the District of Columbia through its principal subsidiary, Stifel Nicolaus and Company, Inc., and 3 European offices through Stifel Nicolaus Limited. Stifel Nicolaus provides securities brokerage, investment banking, trading, investment advisory, commercial and retail banking and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. To learn more about Stifel, please visit our company's web site at www.stifel.com.

Forward-Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on various assumptions.  The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities:  the ability to successfully integrate the acquired companies or the branch offices and financial advisors as part of the our transaction with UBS; a material adverse change in the financial condition; the risk of borrower, depositor and other customer attrition; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies' operations, pricing, and services; and other risk factors referred to from time to time in filings made by Stifel with the Securities and Exchange Commission.  Forward-looking statements speak only as to the date they are made.  Stifel does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Stifel disclaims any intent or obligation to update these forward-looking statements.

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For further information contact:

James M. Zemlyak, Chief Financial Officer

(314) 342-2228 zemlyakj@stifel.com